CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 11, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-65232 and 811-2946) of Dreyfus Municipal Money Market Fund, Inc.

ERNST & YOUNG LLP
New York, New York September 26, 2005